Amended and Restated Appendix A
to
INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST II
AND
KAIZEN ADVISORY, LLC

Fund	Advisor Fee	Effective Date
Kaizen Hedged Premium Spreads Fund	1.10%	04/01/2016
Altrius Enhanced Income Fund	1.10%	12/31/2015
MarketGrader 100 Enhanced Index Fund	1.10%	12/31/2015

Agreed and accepted this 21st day of January, 2016

INVESTMENT MANAGERS SERIES TRUST II		KAIZEN ADVISORY, LLC

By:	/s/ Rita Dam	By:	/s/ Thomas R. Young

Print Name:	Rita Dam	Print Name:	Thomas R. Young

Title:	Treasurer	Title:	President